Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 12, 2011, with respect to the statement of assets acquired and liabilities assumed of the Toledo Refinery as of December 31, 2010 and the related statements of revenues and direct expenses for each of the two years in the period ended December 31, 2010, included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-177933) and related Prospectus of PBF Energy Inc. dated May 14, 2012.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 14, 2012